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                                                                    EXHIBIT 11

                        OCTEL COMMUNICATIONS CORPORATION

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                          Three Months Ended       Nine Months Ended
                                         ---------------------   ----------------------
                                         March 31,   March 31,   March 31,   March 31,
                                            1997      1996         1997        1996
                                         --------   ----------   ---------   ---------
PRIMARY NET INCOME PER SHARE
    Net income .........................   $ 10,628   $ 12,246    $ 31,755    $ 30,577
                                           ========   ========    ========    ========

    Weighted average shares
      outstanding ......................     51,920     49,565      51,835      48,994

    Dilutive effect of outstanding stock
      options (as determined by the
      application of the treasury stock
      method) ..........................      2,059      3,963       3,136       4,036

    Other ..............................        176        (14)       (150)        (18)
                                           --------   --------    --------    --------

                                             54,155     53,514      54,821      53,012
                                           ========   ========    ========    ========

    Primary net income per share .......   $   0.20   $   0.23    $   0.58    $   0.58
                                           ========   ========    ========    ========

FULLY DILUTED NET INCOME PER SHARE*
    Net income .........................   $ 10,628   $ 12,246    $ 31,755    $ 30,577
                                           ========   ========    ========    ========

    Weighted average shares
      outstanding ......................     51,920     49,565      51,835      48,994

    Dilutive effect of outstanding stock
      options (as determined by the
      application of the treasury stock
      method) ..........................      2,059      5,199       3,100       5,519

    Other ..............................        176         75        (150)         66
                                           --------   --------    --------    --------

                                             54,155     54,839      54,785      54,579
                                           ========   ========    ========    ========
    Fully diluted net income per
      share ............................   $   0.20   $   0.22    $   0.58    $   0.56
                                           ========   ========    ========    ========

* This computation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required for all periods under APB Opinion No. 15 because it results in dilution of less than three percent.





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